EXHIBIT 99.1


On April 17, 2001, the Registrant issued the following press release:


              "PYR ENERGY REPORTS SECOND QUARTER FINANCIAL RESULTS

         REFLECTS FIRST REVENUES FROM CALIFORNIA OIL AND GAS PRODUCTION


     DENVER -- PYR Energy Corporation (AMEX: PYR) today announced results for the quarter ended February 28, 2001, which includes the Company's first oil and gas revenues. On February 6, 2001, oil and gas production commenced at the East Lost Hills #1 discovery well located in the San Joaquin Basin of California. PYR's net share of production revenues was approximately $249,000, reflecting production for 23 days from February 6, 2001 through February 28, 2001. At East Lost Hills, PYR owns a 12.1193% non-operated working interest.

     For the second fiscal quarter ended February 28, 2001, the Company had a net loss of $35,145 or 0.2 cents ($.002) per common share, compared with a net loss of $241,300 or 1.5 cents ($.015) per common share for the corresponding second quarter of the prior year. For the six months ended February 28, 2001, the Company had a net loss of $192,381 or 0.9 cents ($.009) per common share compared with a net loss of $406,927 for the six month period of the prior year.

     The Company's revenue from oil and gas production was the primary contributor to the decrease in net loss for both the quarter and six month periods. An increase in interest income also contributed to the improved performance. These results are partially offset by increases in general and administrative expenses. The Company had no revenues from oil and gas production during the prior quarter or six months ended February 29, 2000.

     At February 28, 2001, the Company had working capital of $2,952,232, cash of $3,078,030, total assets of $21,766,193, current liabilities of $525,013, total stockholders' equity of $21,241,180 and 22,183,857 common shares outstanding. Subsequent to February 28, 2001, the Company issued 1.45 million shares of common stock for $11.6 million in gross proceeds.

     Denver based PYR Energy is a natural gas and oil exploration company with activities focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #
This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."